Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Christi Dixon (314-694-1092)
Analysts: Laura Meyer (314-694-8148)

MONSANTO CONTINUES RETURN TO GROWTH IN FISCAL YEAR 2017 WITH STRONG SECOND QUARTER AND FIRST HALF RESULTS; UPDATES OUTLOOK FOR FULL YEAR EPS TO HIGH END OF GUIDANCE RANGE

•	Company delivers FY17 second quarter as-reported EPS of $3.09 and ongoing EPS of $3.19

•	Full year 2017 EPS guidance now expected to be at high end of the range of $3.95 to $4.44 on an as-reported basis and $4.50 to $4.90 on an ongoing basis

•	Roundup Ready 2 Xtend® soybeans now expected to reach 18 million U.S. acres; INTACTA RR2 PROTM soybeans anticipated to expand to 45 to 55 million acres in South America

•	Continue to expect growth in global corn platform, led by price increases in local currency in South America

•	Climate FieldViewTM platform on pace for 25 million paid acres

ST. LOUIS, April 5, 2017 - With half of its fiscal year 2017 complete, Monsanto Company (NYSE: MON) announced strong second quarter and first six months results. Earnings per share (EPS) reached $3.09 on an as-reported basis and $3.19 on an ongoing basis for the second quarter of fiscal year 2017. The company's performance was driven in part by strong gross profit growth from its corn and soybean businesses, the absence of the Argentine peso devaluation and benefit from the sale of its Latitude® wheat fungicide business. In reporting earnings results, executives reinforce confidence about the cumulative strength of the business, updating full-year guidance to the high end of the range for both as-reported and ongoing EPS. Monsanto also highlights progress in its merger with Bayer as both parties continue to work toward completion of the transaction by the end of calendar year 2017.

	Second Quarter		Six Months
($ in millions, except per share amounts)	2017	2016	2017	2016
Net Sales by Segment
Corn seed and traits	$2,902	$2,687	$3,851	$3,432
Soybean seed and traits	862	782	1,462	1,220
Cotton seed and traits	108	37	224	85
Vegetable seeds	193	192	324	330
All other crops seeds and traits	121	119	173	149
TOTAL Seeds and Genomics	$4,186	$3,817	$6,034	$5,216

Agricultural productivity	$888	$715	$1,690	$1,535
TOTAL Agricultural Productivity	$888	$715	$1,690	$1,535

TOTAL Net Sales	$5,074	$4,532	$7,724	$6,751

Gross Profit	$2,952	$2,598	$4,211	$3,499

Operating Expenses	$1,088	$935	$2,100	$2,108
Interest Expense – Net	$84	$86	$202	$195
Other Expense – Net	$(88)	$170	$(45)	$195
Net Income Attributable to Monsanto Company	$1,368	$1,063	$1,397	$810

Diluted Earnings per Share	$3.09	$2.41	$3.16	$1.80
Items Affecting Comparability – EPS Impact (For definitions of adjustments to EPS, see note 1.)
Restructuring Charges	0.03	0.01	(0.02)	0.48
Environmental and Litigation Matters	0.02	0.01	0.02	0.01
Pending Bayer Transaction Related Costs	0.04	—	0.22	—
Argentine-Related Tax Matters	0.02	—	0.04	—
Income from Discontinued Operations	(0.01)	(0.01)	(0.03)	(0.04)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$3.19	$2.42	$3.39	$2.25
Effective Tax Rate	27%	25%	29%	21%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2017	2016	2017	2016
Gross profit	58%	57%	55%	52%
Selling, general and administrative expenses	13%	13%	16%	17%
Research and development expenses	8%	8%	10%	10%
Income from continuing operations before income taxes	37%	31%	25%	15%
Net income attributable to Monsanto Company	27%	23%	18%	12%

“We are delighted to have delivered such an excellent first half and strong second quarter, in the face of what is still a tough macro economy for agriculture,” said Hugh Grant, Monsanto chairman and chief executive officer. “While we’re increasing confidence in the outlook for the rest of the year, our emphasis at Monsanto is where it has always been - on bringing innovation to growers. Our proven innovation and unique platform advantages position us well to meet the challenges ahead, as well as make us an attractive, complementary partner for Bayer.”

Results of Operations
Monsanto’s net sales for the quarter increased to approximately $5.1 billion, up from $4.5 billion in the prior year period. Gross profit for the quarter also increased over the prior year period to $3.0 billion versus $2.6 billion for the prior year period. For the first six months, net sales increased to $7.7 billion and gross profit was $4.2 billion; significantly outpacing the first half of fiscal year 2016.

For the second quarter of fiscal year 2017, selling, general and administrative costs were $657 million and research and development expenses were $381 million.

The company reported $3.09 EPS for the second quarter of 2017 on an as-reported basis and $3.19 EPS on an ongoing basis, well above the prior year ongoing EPS of $2.42. This growth of more than 28 percent in both as-

reported and ongoing EPS was driven by three things: more than $300 million of gross profit growth from its corn and soybean businesses, the absence of the approximate $180 million Argentine peso devaluation, and the $83 million gain from the sale of the Latitude business recorded in other income for the quarter.

In the first six months of fiscal year 2017, as-reported EPS was $3.16 and ongoing EPS was $3.39 EPS, compared to $1.80 as-reported and $2.25 ongoing in the previous year. (For a reconciliation of as-reported EPS to ongoing EPS, see note 1).

Cash Flow
During the first six months of fiscal year 2017, net cash provided by operating activities was a source of approximately $1.5 billion, compared to approximately $1.4 billion the same period last year. Net cash required by investing activities for the first half of fiscal year 2017 was $438 million, compared to $483 million for the same period of fiscal year 2016. Net cash required by financing activities for the first half of 2017 was approximately $494 million, compared to net cash required of $3.5 billion for the same period of fiscal year 2016. Free cash flow was a source of nearly $1 billion for the first half of fiscal year 2017, versus $900 million for the first half of fiscal year 2016. (NOTE: this guidance and historical free cash flow reported now reflects the company's new definition of free cash flow, which conforms to the more commonly used definition by publicly-traded companies of operating cash flows less capital expenditures. For a reconciliation of free cash flow, see note 1).

As anticipated, the company’s operating expenses increased in the quarter with the return to growth of the business. This was partially offset by continued savings from restructuring and transformation actions. The company expects these savings to continue and to generate approximately $200 million of operating expense and cost of goods sold savings versus the prior year, yielding $500 million of savings by fiscal year 2018 from the fiscal year 2015 base.

Fiscal Year 2017 Outlook
Monsanto updated its fiscal year 2017 as-reported EPS guidance to be at the high end of the range of $3.95 to $4.44. On an ongoing basis, fiscal year 2017 ongoing EPS is also expected to be at the high end of the range of $4.50 to $4.90. This reflects the company’s increased confidence in the growth expected for the year and assumes the change in currency rates will have a relatively neutral effect on a full-year basis.

From a gross profit perspective, the company continues to expect the Seed and Genomics segment gross profit to increase mid-single digits as a percent year-over-year. Within its Ag Productivity segment, gross profit is still expected to be in the range of $850 to $950 million, though now at the lower end of the range.

For third quarter, the company expects as-reported earnings per share to be roughly flat due to the absence of Argentine-related tax matters call-out of $0.50 per share, mostly offset by the expected decline in ongoing earnings per share, from the absence of the alfalfa deal, which equaled roughly $0.34 cents of earnings last year, and the volume timing shift from third quarter to second quarter in the Europe and U.S. corn businesses.

For the full year, the company now anticipates these earnings to translate to the high end of the range of $1.2 billion to $1.6 billion of free cash flow, reflecting operating cash flow at the high end of the range of $2.4 billion to $2.8 billion and capital expenditures of $1.2 billion for fiscal year 2017. (For a reconciliation of free cash flow, see note 1.)

Overall operating expenses in 2017, excluding the pending Bayer transaction-related costs and restructuring charges, are expected to increase slightly with the growth of Monsanto’s business.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2017	2016	2017	2016	2017	2016	2017	2016
Corn seed and traits	$2,902	$2,687	$3,851	$3,432	$1,932	$1,721	$2,467	$2,087
Soybean seed and traits	862	782	1,462	1,220	628	527	1,079	829
Cotton seed and traits	108	37	224	85	77	18	150	43
Vegetable seeds	193	192	324	330	99	96	168	136
All other crops seeds and traits	121	119	173	149	41	66	53	61
TOTAL Seeds and Genomics	$4,186	$3,817	$6,034	$5,216	$2,777	$2,428	$3,917	$3,156
(A) Fiscal second quarter 2017 seeds and genomics gross profit includes a pretax restructuring charge totaling $5 million, related to certain asset impairment charges, primarily in the corn business, which is included in cost of goods sold. For the six months ended Feb. 28, 2017 and Feb. 29, 2016, seeds and genomics gross profit includes a pretax restructuring charge totaling $6 million and $52 million, respectively, related to certain asset impairment charges, primarily in the corn business, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$1,839	$1,497	$2,038	$1,164
Items Affecting EBIT:
EBIT from Restructuring Charges	(27)	(9)	6	(298)
EBIT from Pending Bayer Transaction Related Costs	(23)	—	(134)	—
EBIT from Argentine-Related Tax Matters	(6)	—	9	—
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Net sales for the Seeds and Genomics segment in the second quarter of fiscal 2017 were approximately $4.2 billion, contributing to the first half total of $6.0 billion.

In corn, quarterly growth came mainly from the U.S., Europe and Brazil. U.S. corn growth related primarily to improved cost of goods sold with the return of a more normalized production plan, while Europe and the U.S. combined had a volume timing benefit of roughly $40 million, stemming from strong grower demand. Brazil's double-digit price mix lift in local currency continued in the second quarter, and the company has garnered strong demand for its VT Triple PRO® traited hybrids. In Argentina, the company is estimating even greater acreage growth than previously expected, at more than 40 percent.

For soybeans, the company expects to deliver greater than 25 percent growth in global soybean gross profit. U.S. state approvals are now in place for the key soybean-growing states Monsanto is seeking for Xtendimax® Herbicide with VaporGrip® Technology, with the exception of Arkansas. The EPA recently approved numerous tank mixes for the chemistry, including glyphosate. With these approvals, as well as strong seed supply, the company now expects 18 million acres of Roundup Ready 2 Xtend® soybean varieties to be planted in the U.S. in fiscal year 2017. In South America, the performance of INTACTA RR2 PROTM soybeans continues to demonstrate the advantage over competing varieties, adding to the company’s confidence in the 45 million to 55 million acre range for the technology in fiscal year 2017.

Monsanto also continues to see high grower demand for Bollgard II® XtendFlex® cotton, which is now expected to exceed four million U.S. acres in fiscal year 2017. Overall, cotton gross profit is expected to grow by more than 35 percent, with the strength of Bollgard II XtendFlex in the U.S. and the return of high-value acres in Australia.

Monsanto also continues to enhance its digital tools for agriculture, with acreage expansions for the Climate FieldViewTM platform, and remains on track to deliver 25 million paid acres this fiscal year. Geographically, experience with the platform is growing in the U.S., Europe, Canada and Brazil and interest in joining the Climate FieldView platform has been strong, and Climate is currently in discussions with more than 25 potential technology providers.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Second Quarter		Six Months		Second Quarter		Six Months
	2017	2016	2017	2016	2017	2016	2017	2016
Agricultural productivity	$888	$715	$1,690	$1,535	$175	$170	$294	$343
TOTAL Agricultural Productivity	$888	$715	$1,690	$1,535	$175	$170	$294	$343
(A) The three and six months ended Feb. 28, 2017, agricultural productivity gross profit includes a pretax restructuring charge totaling $1 million, related to certain asset impairment charges which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$119	$7	$132	$66
Items Affecting EBIT:
EBIT from Restructuring Charges	(2)	—	—	(29)
EBIT from Environmental and Litigation Matters	(9)	(7)	(17)	(12)
EBIT from SEC Settlement Matters	—	4	—	4
EBIT from Pending Bayer Transaction Related Costs	(4)	—	(24)	—
EBIT from Argentine-Related Tax Matters	(1)	—	2	—
EBIT from Discontinued Operations	5	4	21	24
(A) EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first six months of fiscal 2017 were $1.7 billion. Second quarter 2017 net sales for the segment were approximately $888 million. Fiscal year 2017 gross profit for the Agricultural Productivity segment is still expected to be in the range of $850 to $950 million, though now at the lower end of the range. This reflects year-over-year price declines in glyphosate-based herbicides in the first half of the year, offset by anticipated higher volumes and modest glyphosate price improvements in the second half of the year. The gross profit outlook moves to the lower end of the range, because the anticipated benefit from select strategic deals in Ag Productivity shifted to other income, instead of gross profit in the second half of the fiscal year.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) today. The call will focus on these results, future expectations and product performance. The call also will include a discussion of strategic initiatives and other matters related to the company’s business, including the pending merger with Bayer.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s website at www.monsanto.com/investors or http://edge.media-server.com/m/p/o8s5wb5v. Visitors may need to download Windows Media PlayerTM prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the pending transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the pending transaction between the company and Bayer, including the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the pending transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company's research and development activities; the outcomes of major lawsuits, including potential litigation related to the pending transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the recent increases in levels of indebtedness, continued availability of capital and financing and rating agency actions; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, INTACTA RR2 PRO, Roundup Ready 2 Xtend, Bollgard II XtendFlex, Xtendimax, VaporGrip, Latitude and FieldView are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
Net Sales	$5,074	$4,532	$7,724	$6,751
Cost of goods sold	2,122	1,934	3,513	3,252
Gross Profit	2,952	2,598	4,211	3,499
Operating Expenses:
Selling, general and administrative expenses	657	586	1,242	1,129
Research and development expenses	381	340	751	704
Restructuring charges	23	9	(13)	275
Pending Bayer transaction related costs	27	—	120	—
Total Operating Expenses	1,088	935	2,100	2,108
Income from Operations	1,864	1,663	2,111	1,391
Interest expense	102	103	238	232
Interest income	(18)	(17)	(36)	(37)
Other (income) expense, net	(88)	170	(45)	195
Income from Continuing Operations Before Income Taxes	1,868	1,407	1,954	1,001
Income tax provision	505	350	566	213
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$1,363	$1,057	$1,388	$788
Discontinued Operations:
Income from operations of discontinued business	5	4	21	24
Income tax provision	2	1	8	9
Income from Discontinued Operations	3	3	13	15
Net Income	$1,366	$1,060	$1,401	$803
Less: Net (loss) income attributable to noncontrolling interest	(2)	(3)	4	(7)
Net Income Attributable to Monsanto Company	$1,368	$1,063	$1,397	$810

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$3.11	$2.42	$3.16	$1.78
Income from discontinued operations	0.01	—	0.03	0.03
Net Income Attributable to Monsanto Company	$3.12	$2.42	$3.19	$1.81

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$3.08	$2.40	$3.13	$1.76
Income from discontinued operations	0.01	0.01	0.03	0.04
Net Income Attributable to Monsanto Company	$3.09	$2.41	$3.16	$1.80

Weighted Average Shares Outstanding:
Basic	438.7	438.6	438.4	447.2
Diluted	442.3	441.7	442.3	451.0

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	Feb. 28, 2017	Aug. 31, 2016
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2017: $18 and 2016: $122)	$2,281	$1,676
Short-term investments	10	60
Trade receivables, net (variable interest entity restricted - 2017: $104 and 2016: $7)	2,605	1,926
Miscellaneous receivables	772	755
Inventory, net	3,621	3,241
Assets held for sale	289	272
Other current assets	304	227
Total Current Assets	9,882	8,157
Property, Plant and Equipment	5,335	5,231
Goodwill	4,010	4,020
Other Intangible Assets, Net	1,072	1,125
Noncurrent Deferred Tax Assets	527	613
Long-Term Receivables, Net	54	101
Other Assets	493	489
Total Assets	$21,373	$19,736
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2017: $0 and 2016: $113)	$1,611	$1,587
Accounts payable	785	1,006
Income taxes payable	307	41
Accrued compensation and benefits	264	239
Accrued marketing programs	1,563	1,650
Deferred revenue	1,407	568
Grower production accruals	197	47
Dividends payable	237	237
Customer payable	47	123
Restructuring reserves	108	227
Miscellaneous short-term accruals	763	1,004
Total Current Liabilities	7,289	6,729
Long-Term Debt (variable interest entity restricted - 2017: $106 and 2016: $0)	7,560	7,453
Postretirement Liabilities	326	371
Long-Term Deferred Revenue	27	35
Noncurrent Deferred Tax Liabilities	73	68
Long-Term Portion of Environmental and Litigation Liabilities	198	200
Long-Term Restructuring Reserves	21	17
Other Liabilities	325	318
Monsanto Shareowners’ Equity	5,540	4,534
Noncontrolling Interest	14	11
Total Shareowners’ Equity	5,554	4,545
Total Liabilities and Shareowners’ Equity	$21,373	$19,736

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended
	Feb. 28, 2017	Feb. 29, 2016
Operating Activities:
Net Income	$1,401	$803
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	372	364
Bad-debt expense	49	25
Stock-based compensation expense	67	69
Excess tax benefits from stock-based compensation	(5)	(8)
Deferred income taxes	54	(1)
Restructuring impairments	20	104
Equity affiliate expense, net	3	3
Net gain on sale of a business or other assets	(83)	—
Other items	54	88
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(690)	(275)
Inventory, net	(416)	(384)
Deferred revenue	829	813
Accounts payable and other accrued liabilities	68	(334)
Restructuring, net	(111)	152
Pension contributions	(27)	(13)
Other items, net	(48)	(17)
Net Cash Provided by Operating Activities	1,537	1,389
Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	50	35
Capital expenditures	(543)	(489)
Acquisition of businesses, net of cash acquired	(7)	—
Technology and other investments	(38)	(33)
Other investments and property disposal proceeds	100	4
Net Cash Required by Investing Activities	(438)	(483)
Cash Flows (Required) Provided by Financing Activities:
Net change in financing with less than 90-day maturities	(140)	203
Short-term debt proceeds	18	4
Short-term debt reductions	(11)	(231)
Long-term debt proceeds	600	9
Long-term debt reductions	(510)	(4)
Debt issuance costs	(2)	—
Treasury stock purchases	—	(3,001)
Stock option exercises	37	23
Excess tax benefits from stock-based compensation	5	8
Tax withholding on restricted stock and restricted stock units	(15)	(21)
Dividend payments	(475)	(491)
Payments to noncontrolling interests	(1)	(1)
Net Cash Required by Financing Activities	(494)	(3,502)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(55)
Net Increase (Decrease) in Cash and Cash Equivalents	605	(2,651)
Cash and Cash Equivalents at Beginning of Period	1,676	3,701
Cash and Cash Equivalents at End of Period	$2,281	$1,050

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net income (loss) attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  The Ongoing Financial Measures and EBIT are intended to supplement investor's understanding of our operating performance. The free cash flow measure is intended to supplement investor's understanding of our liquidity. They are different from and not intended to replace gross profit, operating expenses, other expense, net, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income, and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities less capital expenditures. Prior to the second quarter of fiscal year 2017, we defined free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. As this definition varies from other more common definitions of free cash flow, we determined it was appropriate to redefine free cash flow to conform to one of the more typical definitions beginning with the second quarter for fiscal year 2017.The prior period calculations of free cash flow have been restated to conform to the new presentation. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases.

The following tables reconcile GAAP as-reported financial measures to Non-GAAP financial measures.

Reconciliation of GAAP As-Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	Feb. 28, 2017
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$5,074	$—	$5,074
Gross Profit	2,952	6	2,958
Operating Expenses(B)	1,088	(59)	1,029
Net Income Attributable to Monsanto Company	1,368	41	1,409
Diluted Earnings per Share	3.09	0.10	3.19

	Six Months Ended
	Feb. 28, 2017
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$7,724	$—	$7,724
Gross Profit	4,211	7	4,218
Operating Expenses(B)	2,100	(124)	1,976
Net Income Attributable to Monsanto Company	1,397	103	1,500
Diluted Earnings per Share	3.16	0.23	3.39

(A) In the three months and six months ended Feb. 28, 2017, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income from discontinued operations. See separate reconciliations of each measure below.

•
Fiscal second quarter 2017 included a pretax restructuring charge totaling $29 million ($0.07 a share), or after-tax $14 million ($0.03 a share), of which $18 million related to certain asset impairment charges and $11 million related to various other operating activities. The six months ended Feb. 28, 2017 included a pretax net reversal of previously recognized restructuring charge totaling $6 million ($0.01 a share), or after-tax $11 million ($0.02 a share), of which $19 million related to certain asset impairment charges and a $25 million net reversal of previously recognized expense related to various other operating activities. For the three months ended Feb. 28, 2017, expenses of $6 million and $23 million were included in cost of goods sold and restructuring charges, respectively. For the six months ended Feb. 28, 2017, $7 million of expense and $13 million of a net reversal of previously recognized expense are included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
The three and six months ended Feb. 28, 2017 included pretax charges of $9 million ($0.02 a share), or after-tax $6 million ($0.02 a share), and $17 million ($0.04 a share), or after-tax $11 million ($0.02 a share), respectively, for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

•
The three and six months ended Feb. 28, 2017 included pretax charges of $27 million ($0.06 a share), or after-tax $17 million ($0.04 a share), and $158 million ($0.36 a share), or after-tax $99 million ($0.22 a share), respectively, for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended Feb. 28, 2017 were recorded in operating expenses of $27 million. The pretax charges in the six months ended Feb. 28, 2017 were recorded in operating expenses of $120 million and other expense, net of $38 million.

•
The three and six months ended Feb. 28, 2017 included charges related to Argentine-related tax matters of $7 million ($0.02 a share) and $17 million ($0.04 a share), respectively. Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary. This resulted in a translation loss recorded in other expense, net of $7 million for the three months ended Feb. 28, 2017, and it resulted in a translation gain recorded in other expense, net of $11 million and a net charge against tax expense of $28 million for the six months ended Feb. 28, 2017.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The three and six months ended Feb. 28, 2017 included pretax income from discontinued operations of $5 million ($0.01 a share), or after-tax $3 million ($0.01 a share), and $21 million ($0.05 a share), or after-tax $13 million ($0.03 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

	Three Months Ended
	Feb. 29, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,532	$—	$4,532
Gross Profit	2,598	—	2,598
Operating Expenses(B)	935	(12)	923
Net Income Attributable to Monsanto Company	1,063	5	1,068
Diluted Earnings per Share	2.41	0.01	2.42

	Six Months Ended
	Feb. 29, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$6,751	$—	$6,751
Gross Profit	3,499	52	3,551
Operating Expenses(B)	2,108	(283)	1,825
Net Income Attributable to Monsanto Company	810	206	1,016
Diluted Earnings per Share	1.80	0.45	2.25

(A) In the three months and six months ended Feb. 29, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, SEC settlement matters and income from discontinued operations.

•
Fiscal second quarter 2016 included a pretax restructuring charge totaling $9 million ($0.02 a share), or after-tax $6 million ($0.01 a share), of which $5 million related to certain asset impairment charges and $4 million related to various other operating charges. The six months ended Feb. 29, 2016 included a pretax restructuring charge totaling $327 million ($0.73 a share), or after-tax $216 million ($0.48 a share), of which $104 million related to certain asset impairment charges and $223 million related to various other operating charges. For the six months ended Feb. 29, 2016, expenses of $52 million and $275 million were included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
The three and six months ended Feb. 29, 2016 included pretax charges of $7 million ($0.02 a share), or after-tax $4 million ($0.01 a share), and $12 million ($0.03 a share), or after-tax $7 million ($0.01 a share), respectively, in selling, general and administrative expenses for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

•
The three and six months ended Feb. 29, 2016, included pretax income of $4 million ($0.01 a share), or after-tax $2 million (less than $0.01 a share), in selling, general and administrative expenses in connection with the previously disclosed SEC action.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. Fiscal second quarter 2016 included pretax income from discontinued operations of $4 million ($0.01 a share), or after-tax $3 million ($0.01 a share). The six months ended Feb. 29, 2016, included pretax income from discontinued operations of $24 million ($0.05 a share), or after-tax $15 million ($0.04 a share).

(B)Operating expenses include selling, general and administrative, research and development expenses and restructuring charges.

Reconciliation of EBIT to Net Income: EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income attributable to Monsanto Company.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
EBIT – Seeds and Genomics Segment	$1,839	$1,497	$2,038	$1,164
EBIT – Agricultural Productivity Segment	119	7	132	66
EBIT– Total	1,958	1,504	2,170	1,230
Interest Expense – Net	84	86	202	195
Income Tax Provision(A)	506	355	571	225
Net Income Attributable to Monsanto Company	$1,368	$1,063	$1,397	$810
(A) Includes the income tax provision from continuing operations, the income tax provision on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2017	Three Months Ended		Six Months Ended
	Guidance	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
Diluted Earnings per Share	$3.95-$4.44	$3.09	$2.41	$3.16	$1.80
Restructuring Charges(A)	$0.08-$0.12	0.03	0.01	(0.02)	0.48
Environmental and Litigation Matters(B)	$0.02-$0.03	0.02	0.01	0.02	0.01
Pending Bayer Transaction Related Costs(C)	$0.27-$0.31	0.04	—	0.22	—
Argentine-Related Tax Matters(D)	$0.11-$0.13	0.02	—	0.04	—
Income from Discontinued Operations(E)	$(0.02)-$(0.04)	(0.01)	(0.01)	(0.03)	(0.04)
Diluted Earnings per Share from Ongoing Business	$4.50-$4.90	$3.19	$2.42	$3.39	$2.25
(A)The three and six months ended Feb. 28, 2017, above represent pretax restructuring charges per share totaling $0.07 a share and pretax net reversals of previously recognized restructuring charges per share totaling $0.01 a share, respectively. The three and six months ended Feb. 29, 2016, above represent pretax restructuring charges per share totaling $0.02 a share and $0.73 a share, respectively. The fiscal year 2017 guidance above represents pretax restructuring charges of $0.12 to $0.19 a share. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.
(B)The three and six months ended Feb. 28, 2017, above represent pretax environmental and litigation matters charges per share totaling $0.02 a share and $0.04 a share, respectively. The three and six months ended Feb. 29, 2016, above represent pretax environmental and litigation matters charges per share totaling $0.02 a share and $0.03 a share, respectively. The fiscal year 2017 guidance above represents pretax environmental and litigation matters charges per share of $0.04. The charges relate to legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations.
(C)The three and six months ended Feb. 28, 2017, above represent pretax pending Bayer transaction related costs per share totaling $0.06 a share and $0.36 a share, respectively. The fiscal year 2017 guidance above represents pretax pending Bayer transaction related costs of $0.43 to $0.49 a share.
(D)Item includes a translation loss recorded in other expense, net of $7 million for the three months ended Feb. 28, 2017, and it includes a translation gain recorded in other expense, net of $11 million and a net charge against tax expense of $28 million for the six months ended Feb. 28, 2017.
(E)The three and six months ended Feb. 28, 2017, above represent pretax income from discontinued operations per share totaling $0.01 and $0.05 a share, respectively. The three and six months ended Feb. 29, 2016, above represent pretax income from discontinued operations per share totaling $0.01 and $0.05 a share, respectively. The fiscal year 2017 guidance above represents pretax income from discontinued operations of $0.03 to $0.06 a share.

Reconciliation of Gross Profit to Ongoing Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
Gross Profit – Seeds and Genomics Segment	$2,777	$2,428	$3,917	$3,156
Gross Profit – Agricultural Productivity Segment	175	170	294	343
Gross Profit– Total	2,952	2,598	4,211	3,499
Restructuring Charges	6	—	7	52
Ongoing Gross Profit	$2,958	$2,598	$4,218	$3,551

Reconciliation of Operating Expenses to Ongoing Operating Expenses:  Ongoing operating expenses are calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
Operating Expenses	$1,088	$935	$2,100	$2,108
Restructuring Charges	(23)	(9)	13	(275)
Environmental and Litigation Matters	(9)	(7)	(17)	(12)
SEC Settlement Matters	—	4	—	4
Pending Bayer Transaction Related Costs	(27)	—	(120)	—
Ongoing Operating Expenses	$1,029	$923	$1,976	$1,825

Reconciliation of Net Income Attributable to Monsanto Company to Ongoing Net Income Attributable to Monsanto Company:  Ongoing net income attributable to Monsanto Company is defined as net income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 28, 2017	Feb. 29, 2016	Feb. 28, 2017	Feb. 29, 2016
Net Income Attributable to Monsanto Company	$1,368	$1,063	$1,397	$810
Pretax Restructuring Charges	29	9	(6)	327
Pretax Environmental and Litigation Matters	9	7	17	12
Pretax SEC Settlement Matters	—	(4)	—	(4)
Pretax Pending Bayer Transaction Related Costs	27	—	158	—
Income Tax Benefit(A)	(28)	(4)	(70)	(114)
Argentine-Related Tax Matters(B)	7	—	17	—
Income from Discontinued Operations, Net of Tax(C)	(3)	(3)	(13)	(15)
Ongoing Net Income Attributable to Monsanto Company	$1,409	$1,068	$1,500	$1,016
(A)Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax impact adjustment.  Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income from Discontinued Operations.
(B) Item includes a translation loss recorded in other expense, net of $7 million for the three months ended Feb. 28, 2017, and it includes a translation gain recorded in other expense, net of $11 million and a net charge against tax expense of $28 million for the six months ended Feb. 28, 2017.
(C) The three and six months ended Feb. 28, 2017, included pretax income from discontinued operations of $5 million and $21 million, respectively. The three and six months ended Feb. 29, 2016, included pretax income from discontinued operations of $4 million and $24 million, respectively.

Reconciliation of Free Cash Flow: Free cash flow represents the total of net cash provided or required by operating activities less capital expenditures, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2017 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2017	Six Months Ended
	Guidance	Feb. 28, 2017	Feb. 29, 2016
Net Cash Provided by Operating Activities	$2,400-2,800	$1,537	$1,389
Net Cash Required by Investing Activities	(990)	(438)	(483)
Net Cash Required by Financing Activities	N/A	(494)	(3,502)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	—	(55)
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$605	$(2,651)

	Fiscal Year 2017	Six Months Ended
	Guidance	Feb. 28, 2017	Feb. 29, 2016
Net Cash Provided by Operating Activities	$2,400-2,800	$1,537	$1,389
Capital expenditures	(1,200)	(543)	(489)
Free Cash Flow	$1,200-1,600	$994	$900